ION announces successful early tender results and extension of the early tender deadline

HOUSTON - April 12, 2016 - ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced that based on the early tender results for the previously announced exchange offer (the “Exchange Offer”) related to the Company’s outstanding 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”), the Company expects to have sufficient participation in the Exchange Offer to be able to consummate the Exchange Offer. The Company is also extending the early tender deadline of the Exchange Offer to 4:59 P.M., New York City Time, on Friday, April 15, 2016 (the “Extended Early Tender Deadline”) to encourage even greater participation by any remaining noteholders and to enable them to receive the full early tender benefits by tendering on or prior to the Extended Early Tender Deadline.

Under the terms of the Exchange Offer, for each $1,000 principal amount of Existing Notes validly tendered for exchange and not validly withdrawn by an eligible holder (an “Exchange Participant”) prior to 11:59 P.M., New York City Time, on April 25, 2016, unless extended by the Company, and accepted for exchange by the Company, the Company will pay the consideration (the “Exchange Consideration”) of (i) $1,000 principal amount of the Company’s new 9.125% Senior Secured Second Priority Notes due 2021 (the “New Notes”) plus (ii) either (a) for Existing Notes tendered at or prior to the Extended Early Tender Deadline, ten (10) shares of the Company’s common stock (the “Early Stock Consideration”), and (b) for Existing Notes tendered after the Extended Early Tender Date, seven (7) shares of the Company’s common stock (the “Stock Consideration”) (such shares issued as the Early Stock Consideration or the Stock Consideration, together with the New Notes, the “New Securities”), upon the terms and subject to the conditions set forth in the Company’s confidential Offer to Exchange and related Letter of Transmittal, each dated March 28, 2016 (the “Offer Documents”).

As part of the Exchange Offer, each Exchange Participant may tender all or a portion of its Existing Notes for a cash payment in lieu of the Exchange Consideration upon the terms and subject to the conditions set forth in the Offer Documents (the “Cash Tender Option”). The aggregate amount of cash consideration to be paid by the Company for tendered Existing Notes accepted for purchase pursuant to the Cash Tender Option is $15.0 million plus accrued and unpaid interest to, but not including, the settlement date of the Exchange Offer. Based on the results of tenders received to date, the Company expects the Cash Tender Option to be fully subscribed.

As of 5:00 P.M., New York City Time, on Monday, April 11, 2016, based on information provided by D. F. King & Co., Inc., the exchange agent and information agent for the Exchange Offer, approximately $146,385,000, or approximately 83.65%, of the $175,000,000 aggregate principal amount of outstanding Existing Notes had been validly tendered and not withdrawn in the Exchange Offer pursuant to the following options in the Exchange Offer:

Option	Aggregate Amount Tendered	Approximate Percentage Tendered
Exchange Consideration (New Notes and Common Stock)	$55,271,000	31.58%
Cash Tender Option	$91,114,000	52.07%
Total	$146,385,000	83.65%

The Existing Notes tendered to date do not reflect the final results and may be withdrawn prior to the expiration of the Exchange Offer. Other than the extension of the original early tender deadline to the Extended Early Tender Deadline, all other terms of the Exchange Offer remain unchanged.

Pursuant to the previously announced Support Agreement (as amended, the “Support Agreement”), the Company’s obligation to complete the Exchange Offer is subject to various conditions including, among others, that holders of the Existing Notes must tender and deliver Existing Notes and consents representing not less than 90% of the aggregate principal amount of outstanding Existing Notes, however, the Company may in its sole discretion waive this condition if at least 80% of the aggregate outstanding principal amount of the Existing Notes shall have been tendered and delivered in the Exchange Offer. Based on the results of tenders received to date and assuming that none of the Existing Notes tendered to date are withdrawn, the Company will have sufficient participation in the Exchange Offer to be able to consummate the Exchange Offer.

Eligible holders are urged to carefully read the Offer Documents before making any decision with respect to the Exchange Offer. None of the Company, the dealer manager, the information agent and the exchange agent makes any recommendation as to whether eligible holders should tender or refrain from tendering their Existing Notes. Eligible holders must make their own decision as to whether to tender Existing Notes.

The New Securities offered by the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act’), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Exchange Offer is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Jamey S. Seely
Executive Vice President, General Counsel and Corporate Secretary
+1.281.552.3011

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as risks relating to the satisfaction of the conditions precedent to completing the Exchange Offer and the Company’s ability to consummate the Exchange Offer for any of the Existing Notes and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.
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